EXHIBIT 23.1

CONSENT OF GRANT THORNTON, INDEPENDENT AUDITORS

     We have issued our report dated December 5, 2003 (except for note 2, as to which the date is December 23, 2003), accompanying the financial statements and schedule of International DisplayWorks, Inc. and subsidiaries, contained in the Registration Statement and Prospectus for the registration of 4,650,000 shares of the Company’s common stock. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton
Hong Kong
June 16, 2004